Exhibit 99.1

Contacts:	Layne Christensen Company	The Equity Group Inc.
	Andy T. Atchison	Devin Sullivan
	Chief Financial Officer	Sr. Vice President
	281-475-2670	212-836-9608
	Andy.Atchison@Layne.com	dsullivan@equityny.com

LAYNE CHRISTENSEN REPORTS FIRST QUARTER

FISCAL 2016 FINANCIAL RESULTS

Q1 FY 2016 Overview

•	Revenues increased 11.5% to $194.4 million in Q1 FY 2016 from $174.4 million in Q1 FY 2015, driven by higher revenues at Water Resources, Inliner and Geoconstruction.
•	Improved profitability during Q1 FY 2016 compared to Q1 FY 2015 at Water Resources, Inliner, and Geoconstruction; losses narrowed at Heavy Civil and Mineral Services.
•

Net loss attributable to Layne Christensen Company was $6.6 million, or $(0.33) per diluted share, compared to $27.7 million, or $(1.41) per diluted share, in Q1 FY 2015.   The results for Q1 FY 2016 included a gain on extinguishment of debt of $4.2 million, or $0.22 per diluted share.

•	Total backlog of $535.5 million at April 30, 2015, compared to $570.8 million at January 31, 2015, and $527.7 million at April 30, 2014.
•

As of April 30, 2015, cash and cash equivalents were $56.6 million, long-term debt, excluding current maturities, was $161.8 million, and equity was $166.7 million ($7.85 per share).  Consolidated liquidity, including availability under our credit facility and total cash and cash equivalents, was $118.3 million, compared to $76.8 million at January 31, 2015.

•

On May 20, 2015, Layne entered into a definitive agreement to sell its Geoconstruction business segment for total consideration of approximately $34.5 million, plus the value of the business segment's working capital at closing.

THE WOODLANDS, TEXAS, Monday, June 8, 2015 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2016 first quarter (Q1 FY 2016) ended April 30, 2015, including a discussion of results of operations by segments.

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “Our first quarter results reflect the strength of our core water-related platforms, in particular Water Resources and Inliner, which produced marked improvements in revenue and profits.  We are encouraged by the progress in addressing long-standing challenges at our Heavy Civil division, where Q1 FY 2016 losses narrowed significantly from both Q4 FY 2015 and Q1 FY 2015 as our business development, bidding, and risk management initiatives are taking hold.  The notable improvement in our consolidated liquidity is an indication of our commitment to strengthening Layne’s overall financial position.”

He continued, “We expect that commodity- and energy-related headwinds will continue to affect our Mineral Services and Energy Services businesses during FY 2016, although we do expect these segments to operate on a cash neutral basis for the year.”

Mr. Caliel concluded, “The previously announced sale of our Geoconstruction business, which we expect to close during Q2 FY 2016, is consistent with our developing strategy to reshape our operating portfolio and concentrate on Layne’s core competencies.  Finally, I am encouraged with the progress we have made thus far, and, while we have much more to do, we expect steady improvement as FY 2016 progresses.”

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months
	Ended April 30,
	(unaudited)
(in thousands, except per share data)	2015	2014
Revenues	$194,363	$174,389
Cost of revenues (exclusive of depreciation and amortization, shown below)	(160,676)	(151,731)
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	(30,852)	(32,136)
Depreciation and amortization	(10,340)	(12,648)
Restructuring costs	(190)	—
Equity in earnings (losses) of affiliates	629	(66)
Gain on extinguishment of debt	4,236	—
Interest expense	(3,852)	(4,049)
Other income (expense), net	952	(66)
Loss from continuing operations before income taxes	(5,730)	(26,307)
Income tax expense	(829)	(1,756)
Net loss from continuing operations	(6,559)	(28,063)
Net income from discontinued operations	—	1,312
Net loss	(6,559)	(26,751)
Net income attributable to noncontrolling interests	—	(976)
Net loss attributable to Layne Christensen Company	$(6,559)	$(27,727)
Earnings per share information attributable to Layne Christensen shareholders:
Loss per share from continuing operations - basic and diluted	$(0.33)	$(1.48)
Earnings per share from discontinued operations - basic and diluted	—	0.07
Loss per share attributable to Layne Christensen - basic and diluted	$(0.33)	$(1.41)
Weighted average shares outstanding - basic and dilutive	19,633	19,624

	As of
	April 30,	January 31,
(in thousands)	2015	2015
	(unaudited)	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$56,610	$21,661
Working capital, including current maturities of long term debt	126,885	104,832
Total assets	566,548	545,513
Total long term debt, excluding current maturities	161,775	132,137
Total Layne Christensen Company equity	166,670	181,215
Common shares issued and outstanding	21,239	20,121

Q1 FY 2016 Results Overview

Revenues for Q1 FY 2016 increased by $20.0 million, or 11.5%, to $194.4 million from $174.4 million in Q1 FY 2015.  Higher revenues at Inliner, Water Resources, Geoconstruction, and Energy Services more than offset revenue declines at Mineral Services and Heavy Civil.

Cost of revenues (exclusive of depreciation and amortization) for Q1 FY 2016 increased $8.9 million, or 5.9%, to $160.7 million from $151.7 million in Q1 FY 2015.   As a percentage of revenues, these costs declined to 82.7% in Q1 FY 2016 from 87.0% in Q1 FY 2015, due primarily to improved margins at Heavy Civil, Water Resources, and Geoconstruction.

Selling, general and administrative expenses in Q1 FY 2016 declined to $30.9 million, or 15.9% of revenues, from $32.1 million, or 18.4% of revenues, in Q1 FY 2015.  This was due primarily to declines in bad debt expense, consulting expenses, relocation costs, temporary services, travel expenses, and office rent, offset by higher legal and professional fees, due mainly to legal fees associated with a Geoconstruction project claim dispute.

Depreciation and amortization decreased 18.2% to $10.3 million for Q1 FY 2016 from $12.6 million for the same period last year, due to reduced capital expenditures and disposals of underutilized assets.

Equity in earnings (losses) of affiliates improved to earnings of $0.6 million for Q1 FY 2016 from losses of $0.1 million for the same period last year. Layne’s domestic affiliates generated equity earnings of $0.7 million, while its international affiliates generated equity losses of $0.1 million.

A gain on extinguishment of debt of $4.2 million was recorded during Q1 FY 2016 in connection with the partial redemption of the 4.25% Convertible Notes in exchange for 8.0% Convertible Notes.

Interest expense decreased to $3.9 million for Q1 FY 2016 from $4.0 million for the same period last year. The decrease was mainly due to the $1.1 million write off during Q1 FY 2015 of the unamortized debt issuance costs associated with a previous credit agreement, offset by the higher interest rate associated with the 8.0% Convertible Notes issued in Q1 FY 2016.

Other income, net for Q1 FY 2016 consisted primarily of gains on the sale of non-core assets.

Income tax expense of $0.8 million was recorded for Q1 FY 2016, compared to $1.8 million for the same period last year. Layne recorded no tax benefit on domestic deferred tax assets and certain foreign deferred tax assets generated during Q1 FY 2016.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q1 FY 2016 of each segment follows the table.

	Three Months
	Ended April 30,
(in thousands)	2015	2014
Revenues
Water Resources	$51,815	$43,126
Inliner	48,020	33,483
Heavy Civil	47,327	49,418
Geoconstruction	20,092	15,744
Mineral Services	23,306	29,488
Energy Services	3,791	2,828
Other	4,253	3,943
Intersegment eliminations	(4,241)	(3,641)
Total revenues	$194,363	$174,389
Equity in (losses) earnings of affiliates
Geoconstruction	$737	$—
Mineral Services	(108)	(66)
Total equity in (losses) earnings of affiliates	$629	$(66)
Income (loss) from continuing operations before income taxes
Water Resources	$3,784	$1,825
Inliner	5,362	4,843
Heavy Civil	(1,582)	(8,580)
Geoconstruction	342	(930)
Mineral Services	(2,321)	(3,799)
Energy Services	(968)	(726)
Other	365	120
Unallocated corporate expenses	(11,096)	(15,011)
Gain on extinguishment of debt	4,236	—
Interest expense	(3,852)	(4,049)
Total loss from continuing operations before income taxes	$(5,730)	$(26,307)

Water Resources

	Three Months
	Ended April 30,
(in thousands)	2015	2014
Revenues	$51,815	$43,126
Income before income taxes	3,784	1,825

Higher revenues at Water Resources in Q1 FY 2016 reflected the impact of drought- and agribusiness-related water management projects in the western United States, as well as an expanded base of injection well projects in Florida.

Cost of revenues decreased to 74.6% of revenues in Q1 FY 2016 from 76.1% in Q1 FY 2015. Margin improvements across most of Water Resources operations have been due to a combination of strong demand and high utilization rates.

Selling expenses in Q1 FY 2016 were $7.3 million (14.0% of revenues) and $6.5 million (15.0% of revenues) in Q1 FY 2015, with the dollar increase primarily coming from increased levels of incentive compensation expense.

Pre-tax income rose to $3.8 million, or 7.3% of revenues, from $1.8 million, or 4.2% of reveneus, in Q1 FY 2015.

Backlog at Water Resources increased to $103.1 million as of April 30, 2015 from $79.3 million as of January 31, 2015.

Inliner

	Three Months
	Ended April 30,
(in thousands)	2015	2014
Revenues	$48,020	$33,483
Income before income taxes	5,362	4,843

Higher revenues at Inliner were primarily due to the increase in work orders under existing contracts.  Inliner has, and will continue to, incrementally increase its workforce and equipment capacity throughout the year to address market growth opportunities.

Cost of revenues increased to 80.2% of revenues in Q1 FY 2016 from 76.6% in Q1 FY 2015, mainly due to adverse weather conditions on certain projects resulting in idle crews and equipment. This weather impact has subsided and the affected projects have each resumed normal operations.

Selling expense increased to 7.4% of revenues in Q1 FY 2016 from 6.9% in Q1 FY 2015 due primarily to increased incentive and stock compensation expense.

Pre-tax income rose to $5.4 million from $4.8 million in Q1 FY 2015.  As a percentage of revenues, pre-tax income declined to 11.2% from 14.5% in Q1 FY 2015, primarily due to the above-referenced weather impact on this segment’s operations.

Backlog at Inliner was $120.1 million as of April 30, 2015, compared to $126.8 million as of January  31, 2015.

Heavy Civil

	Three Months
	Ended April 30,
(in thousands)	2015	2014
Revenues	$47,327	$49,418
Loss before income taxes	(1,582)	(8,580)

The decline in revenues at Heavy Civil is due to the continuing strategic shift towards negotiated, alternative delivery contracts and less emphasis on traditional fixed-price contracts.  These negotiated contracts are typically lower risk and should contribute to improved margins going forward.

Cost of revenues improved to 95.9% of revenues in Q1 FY 2016 from 108.6% in Q1 FY 2015, due to more favorable weather conditions in certain geographies, less cost degradation on troubled projects, and improving performance on alternative delivery projects in Florida.

The  loss before income taxes narrowed to $1.6 million in Q1 FY 2016 from $8.6 million in Q1 FY 2015 due to the margin improvements, reduced depreciation expense as Heavy Civil continues to limit its capital expenditures, and gains on the sale of underutilized equipment.

Backlog at Heavy Civil was $155.5 million as of April 30, 2015 compared to $184.6 million as of January 31, 2015.  Backlog associated with alternative delivery projects represented 74% and 65% of backlog at April 30, 2015, and January 31, 2015, respectively.

Geoconstruction

	Three Months
	Ended April 30,
(in thousands)	2015	2014
Revenues	$20,092	$15,744
Income (loss) before income taxes	342	(930)
Equity in earnings of affiliates, included above	737	—

Geoconstruction revenues increased due to work on the initial stages of the East Branch Dam project in Pennsylvania.  Cost of revenues improved to 86.8% of revenues from 88.5% in Q1 FY 2015 despite conservative margin recognition during the early stages of East Branch Dam project.

Income before income taxes improved due to better margin performance and the equity earnings recognized, partially offset by increased legal costs associated with claim disputes on a project in San Francisco.

Equity in earnings of affiliates of $0.7 million was associated with joint venture projects in Washington and Iowa.

Backlog at Geoconstruction was $155.1 million as of April 30, 2015 compared to $175.2 million at January 31, 2015.

Mineral Services

	Three Months
	Ended April 30,
(in thousands)	2015	2014
Revenues	$23,306	$29,488
Loss before income taxes	(2,321)	(3,799)
Equity in losses of affiliates, included above	(108)	(66)

Although revenues in the U.S. operations were up slightly over last year, Mineral Services revenues outside the U.S. have continued to decline as mining exploration spending remains depressed.  Cost of revenues were 81.1% of revenue in Q1 FY 2016 as compared to 80.7% in Q1 FY 2015, largely due to very low activity levels in Africa which produced margin losses.

Selling expense decreased 4.8% from Q1 FY 2015 as the division continues to manage its cost structure by reducing labor forces, consolidating locations to improve efficiencies, redeploying assets and selling non-core assets.  Capital expenditures continue to be held at minimum levels, producing a $1.9 million reduction in depreciation expense for the quarter as compared to the prior year.

Equity in losses from our affiliates in South America remained relatively flat during Q1 FY 2016 when compared to the same period in FY 2015, as they continue to be impacted by depressed minerals markets.

Mineral Services had no backlog as of April 30, 2015 as compared to $1.0 million at January 31, 2015.

Energy Services

	Three Months
	Ended April 30,
(in thousands)	2015	2014
Revenues	$3,791	$2,828
Loss before income taxes	(968)	(726)

Although Q1 FY 2016 revenues improved by 34.1% from Q1 FY 2015, revenues fell by approximately 48% from Q4 FY 2015.   Energy Services continues to face an uncertain marketplace, with many projects being deferred as a result of the global decline in oil prices and the associated impact on client budgets.

In response to the market headwinds, this segment continues to focus on improving efficiencies and margins on projects, reducing overhead costs, and redeploying certain equipment to other divisions.

Cost of revenues improved to 70.8% of revenue in Q1 FY 2016 as compared to 75.8% in Q1 FY 2015.

Selling expenses were $1.1 million in Q1 FY 2016, flat when compared to the year ago first quarter, but down from $1.5 million in Q4 FY 2015.

Despite efforts to redeploy assets to other operations, Energy Services incurred a depreciation expense of $1.0 million in Q1 FY 2016, producing the loss before income taxes.

Backlog at Energy Services was $1.7 million as of April 30, 2015 as compared to $3.9 million at January 31, 2015.

Other

Other revenues and losses before income taxes are primarily from small specialty and purchasing operations. The majority of the revenues are eliminated between segments, but the operations can produce positive earnings from purchasing discounts and third party sales.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual segments, primarily included in selling, general and administrative expenses, were $11.1 million for Q1 FY 2016, compared to $15.0 million for the same period last year.  The $3.9 million decrease was primarily due to a $1.4 million decrease in compensation expenses due to workforce reduction as part of the restructuring plan, a $0.7 million decrease in bad debt expense, a $0.5 million decrease in consulting expenses, a $0.4 million decrease in temporary services, a $0.3 million decrease in expenses related to the relocation of the corporate headquarters, and a $0.6 million decrease in other miscellaneous items.

Conference Call

Michael J. Caliel, President & CEO, and Andy T. Atchison, CFO, will conduct a conference call at 9:00 AM ET / 8:00 AM CT Tuesday, June 9, 2015, to discuss these results and related matters. Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International). The conference call will also be broadcast live via the Investor Information sector of Layne's website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to:  prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.